PRESS RELEASE
                                                  -------------


             FIRST FEDERAL BANCORPORATION
          ANNOUNCES STOCK REPURCHASE PROGRAM


     Bemidji, Minnesota ... September 3, 1998; First Federal Bancorporation announced today that it is commencing a stock repurchase program to acquire up to 49,914 shares of the Corporation's common stock, which represents approximately 5% of the outstanding common stock. The program will be dependent upon market conditions and there is no guarantee as to the exact number of shares to be repurchased by the Corporation.

     William R. Belford, President of the Corporation, stated that the Board of Directors has authorized the repurchase program, which is expected to be completed within the next twelve months. Mr. Belford explained that the Board of Directors considers the Corporation's common stock to be an attractive investment. It is expected that a reduction in the amount of the Corporation's outstanding stock would have the effect of increasing the Corporation's per share earnings (and book value).

     According to Mr. Belford, the repurchases generally would be effected through open market purchases, although he did not rule out the possibility of unsolicited negotiated transactions or other types of repurchases.

     First Federal Bancorporation is the holding company for First Federal Bank, headquartered in Bemidji, Minnesota. The bank operates five banking offices in Northern Minnesota.